Exhibit 99.1

Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, July 13, 2017

COMMERCE BANCSHARES, INC. REPORTS SECOND
QUARTER GROWTH IN EARNINGS PER SHARE OF 14%

Commerce Bancshares, Inc. announced record earnings of $.75 per common share for the three months ended June 30, 2017 compared to $.66 per share in the same quarter last year and $.68 per share in the prior quarter. Net income attributable to Commerce Bancshares, Inc. for the second quarter of 2017 amounted to $79.0 million, compared to $69.9 million in the second quarter of 2016 and $71.5 million in the prior quarter. For the quarter, the return on average assets was 1.26%, the return on average common equity was 12.5% and the efficiency ratio was 60.2%.

For the six months ended June 30, 2017, earnings per common share totaled $1.43 compared to $1.28 for the first six months of 2016. Net income attributable to Commerce Bancshares, Inc. amounted to $150.5 million for the six months ended June 30, 2017 compared to $135.3 million last year, or an increase of 11.2%. For the current year to date, the return on average assets was 1.21% and the return on average common equity was 12.1%.

In making this announcement, David W. Kemper, Chairman and CEO, said, “We continued to see strong performance this quarter as top line revenue grew $10.6 million compared to the previous quarter while expenses declined and credit costs remained low. Our net interest margin grew to 3.19% this quarter reflecting increasing interest earned on our loan portfolio coupled with stable funding costs. Fee income also increased $6.0 million this quarter compared to the prior quarter as bank card, trust and deposit fees all showed meaningful increases. While total average loan balances were flat with the prior quarter, we expect to see commercial loan demand and seasonal consumer lending opportunities for the remainder of the year.”

Mr. Kemper added, “For the current quarter, net loan charge-offs totaled $10.8 million, compared to $9.2 million in the prior quarter and $7.5 million in the same quarter last year. The growth in net loan charge-offs was mainly the result of higher personal banking loan losses and a reduction in commercial loan recoveries this quarter. The ratio of annualized net loan charge-offs to average loans was .32% this quarter compared to .28% last quarter. Non-performing assets declined this quarter to $13.9 million. Overall, the credit environment remains favorable. During the current quarter, the provision for loan losses matched net loan charge-offs and the allowance for loan losses amounted to $157.8 million, or 1.16% of period end loans.”

Total assets at June 30, 2017 were $25.1 billion, total loans were $13.6 billion, and total deposits were $20.8 billion. During the quarter, the Company paid a common cash dividend of $.225 per share, representing a 5% increase over the rate paid in 2016, and also paid an annualized 6% cash dividend on its preferred stock.
(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 330 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado.

This financial news release, including management's discussion of second quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (Dollars in thousands, except per share data)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
FINANCIAL SUMMARY
Net interest income	$182,807	$178,273	$171,829	$361,080	$335,604
Non-interest income	123,084	117,066	116,570	240,150	235,594
Total revenue	305,891	295,339	288,399	601,230	571,198
Investment securities gains (losses), net	1,651	(772)	(744)	879	(1,739)
Provision for loan losses	10,758	11,128	9,216	21,886	18,655
Non-interest expense	184,594	186,830	177,089	371,424	354,562
Income before taxes	112,190	96,609	101,350	208,799	196,242
Income taxes	33,201	24,907	31,542	58,108	60,912
Non-controlling interest expense (income)	29	198	(85)	227	63
Net income attributable to Commerce Bancshares, Inc.	78,960	71,504	69,893	150,464	135,267
Preferred stock dividends	2,250	2,250	2,250	4,500	4,500
Net income available to common shareholders	$76,710	$69,254	$67,643	$145,964	$130,767
Earnings per common share:
Net income — basic	$.75	$.68	$.67	$1.43	$1.29
Net income — diluted	$.75	$.68	$.66	$1.43	$1.28
Effective tax rate	29.60%	25.83%	31.10%	27.86%	31.05%
Tax equivalent net interest income	$190,865	$187,322	$179,592	$378,187	$351,017
Average total interest earning assets (1)	$23,990,273	$24,205,227	$23,252,289	$24,097,156	$23,292,311
Diluted wtd. average shares outstanding	100,898,503	100,767,071	100,412,160	100,833,150	100,491,688

RATIOS
Average loans to deposits (2)	65.25%	64.39%	63.45%	64.82%	63.13%
Return on total average assets	1.26	1.15	1.15	1.21	1.11
Return on average common equity (3)	12.48	11.74	11.69	12.12	11.44
Non-interest income to total revenue	40.24	39.64	40.42	39.94	41.25
Efficiency ratio (4)	60.24	63.14	61.27	61.67	61.93
Net yield on interest earning assets	3.19	3.14	3.11	3.16	3.03

EQUITY SUMMARY
Cash dividends per common share	$.225	$.225	$.214	$.450	$.429
Cash dividends on common stock	$22,903	$22,913	$21,762	$45,816	$43,522
Cash dividends on preferred stock	$2,250	$2,250	$2,250	$4,500	$4,500
Book value per common share (5)	$24.44	$23.79	$23.49
Market value per common share (5)	$56.83	$56.16	$45.62
High market value per common share	$57.94	$60.61	$47.06
Low market value per common share	$52.02	$53.15	$40.93
Common shares outstanding (5)	101,616,435	101,668,824	101,388,869
Tangible common equity to tangible assets (6)	9.37%	9.03%	9.09%
Tier I leverage ratio	9.87%	9.56%	9.36%

OTHER QTD INFORMATION
Number of bank/ATM locations	334	336	346
Full-time equivalent employees	4,805	4,807	4,779

(1)	Excludes allowance for loan losses and unrealized gains/(losses) on available for sale securities.

(2)	Includes loans held for sale.

(3)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(4)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(5)	As of period end.

(6)
The tangible common equity ratio is calculated as stockholders’ equity reduced by preferred stock, goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016
Interest income	$193,594	$187,997	$181,498	$179,361	$180,065	$381,591	$352,193
Interest expense	10,787	9,724	8,296	8,118	8,236	20,511	16,589
Net interest income	182,807	178,273	173,202	171,243	171,829	361,080	335,604
Provision for loan losses	10,758	11,128	10,400	7,263	9,216	21,886	18,655
Net interest income after provision for loan losses	172,049	167,145	162,802	163,980	162,613	339,194	316,949
NON-INTEREST INCOME
Bank card transaction fees	44,999	43,204	45,338	47,006	45,065	88,203	89,535
Trust fees	33,120	32,014	31,360	30,951	30,241	65,134	59,484
Deposit account charges and other fees	22,861	21,942	22,134	22,241	21,328	44,803	42,019
Capital market fees	2,156	2,342	2,679	2,751	2,500	4,498	5,225
Consumer brokerage services	3,726	3,649	3,409	3,375	3,491	7,375	7,000
Loan fees and sales	4,091	3,168	2,583	3,123	3,196	7,259	5,706
Other	12,131	10,747	11,976	9,872	10,749	22,878	26,625
Total non-interest income	123,084	117,066	119,479	119,319	116,570	240,150	235,594
INVESTMENT SECURITIES GAINS (LOSSES), NET	1,651	(772)	3,651	(1,965)	(744)	879	(1,739)
NON-INTEREST EXPENSE
Salaries and employee benefits	108,829	112,369	108,639	107,004	104,808	221,198	211,667
Net occupancy	11,430	11,443	11,529	12,366	11,092	22,873	22,395
Equipment	4,776	4,609	4,884	4,842	4,781	9,385	9,415
Supplies and communication	5,446	5,709	5,645	5,968	5,693	11,155	12,522
Data processing and software	23,356	23,097	23,390	23,663	22,770	46,453	45,669
Marketing	4,488	3,224	3,431	4,399	4,389	7,712	8,202
Deposit insurance	3,592	3,471	3,443	3,576	3,143	7,063	6,308
Other	22,677	22,908	20,300	19,424	20,413	45,585	38,384
Total non-interest expense	184,594	186,830	181,261	181,242	177,089	371,424	354,562
Income before income taxes	112,190	96,609	104,671	100,092	101,350	208,799	196,242
Less income taxes	33,201	24,907	32,297	30,942	31,542	58,108	60,912
Net income	78,989	71,702	72,374	69,150	69,808	150,691	135,330
Less non-controlling interest expense (income)	29	198	795	605	(85)	227	63
Net income attributable to Commerce Bancshares, Inc.	78,960	71,504	71,579	68,545	69,893	150,464	135,267
Less preferred stock dividends	2,250	2,250	2,250	2,250	2,250	4,500	4,500
Net income available to common shareholders	$76,710	$69,254	$69,329	$66,295	$67,643	$145,964	$130,767
Net income per common share — basic	$.75	$.68	$.68	$.65	$.67	$1.43	$1.29
Net income per common share — diluted	$.75	$.68	$.68	$.65	$.66	$1.43	$1.28

OTHER INFORMATION
Return on total average assets	1.26%	1.15%	1.14%	1.12%	1.15%	1.21%	1.11%
Return on average common equity (1)	12.48	11.74	11.48	10.97	11.69	12.12	11.44
Efficiency ratio (2)	60.24	63.14	61.82	62.25	61.27	61.67	61.93
Effective tax rate	29.60	25.83	31.09	31.10	31.10	27.86	31.05
Net yield on interest earning assets	3.19	3.14	3.03	3.08	3.11	3.16	3.03
Tax equivalent net interest income	$190,865	$187,322	$181,301	$179,115	$179,592	$378,187	$351,017

(1)	Annualized net income available to common shareholders divided by average total equity less preferred stock.

(2)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	June 30, 2017	March 31, 2017	June 30, 2016
ASSETS
Loans
Business	$4,852,408	$4,888,011	$4,840,248
Real estate — construction and land	848,152	846,904	819,896
Real estate — business	2,727,349	2,710,595	2,399,271
Real estate — personal	2,009,203	2,013,437	1,927,340
Consumer	2,038,514	1,975,521	1,939,486
Revolving home equity	403,387	396,542	408,301
Consumer credit card	740,865	736,766	753,166
Overdrafts	6,714	4,733	4,180
Total loans	13,626,592	13,572,509	13,091,888
Allowance for loan losses	(157,832)	(157,832)	(153,832)
Net loans	13,468,760	13,414,677	12,938,056
Loans held for sale	22,002	15,559	33,254
Investment securities:
Available for sale	9,439,701	9,671,975	9,221,346
Trading	22,291	20,200	30,512
Non-marketable	102,388	101,688	111,931
Total investment securities	9,564,380	9,793,863	9,363,789
Federal funds sold and short-term securities purchased under agreements to resell	16,520	2,205	13,725
Long-term securities purchased under agreements to resell	625,000	725,000	825,000
Interest earning deposits with banks	80,860	120,234	183,223
Cash and due from banks	433,747	416,161	428,300
Land, buildings and equipment — net	334,586	335,191	342,237
Goodwill	138,921	138,921	138,921
Other intangible assets — net	7,002	6,700	6,561
Other assets	387,065	339,660	436,627
Total assets	$25,078,843	$25,308,171	$24,709,693
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,314,506	$7,237,815	$6,906,265
Savings, interest checking and money market	11,427,615	11,439,078	10,978,734
Time open and C.D.’s of less than $100,000	679,668	696,776	749,160
Time open and C.D.’s of $100,000 and over	1,403,873	1,718,184	1,515,888
Total deposits	20,825,662	21,091,853	20,150,047
Federal funds purchased and securities sold under agreements to repurchase	1,256,444	1,321,149	1,632,272
Other borrowings	101,903	101,975	103,878
Other liabilities	266,627	229,629	296,675
Total liabilities	22,450,636	22,744,606	22,182,872
Stockholders’ equity:
Preferred stock	144,784	144,784	144,784
Common stock	510,015	510,015	489,862
Capital surplus	1,546,534	1,544,034	1,333,995
Retained earnings	390,853	337,046	470,558
Treasury stock	(10,373)	(7,588)	(51,707)
Accumulated other comprehensive income	42,070	30,412	134,424
Total stockholders’ equity	2,623,883	2,558,703	2,521,916
Non-controlling interest	4,324	4,862	4,905
Total equity	2,628,207	2,563,565	2,526,821
Total liabilities and equity	$25,078,843	$25,308,171	$24,709,693

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
ASSETS:
Loans:
Business	$4,827,439	$4,906,672	$4,731,405	$4,694,340	$4,691,476
Real estate — construction and land	862,479	828,017	821,048	821,422	789,329
Real estate — business	2,701,144	2,645,531	2,559,028	2,432,325	2,389,170
Real estate — personal	2,003,997	2,012,456	1,985,606	1,943,951	1,905,968
Consumer	1,997,761	1,974,894	1,978,154	1,947,956	1,927,925
Revolving home equity	399,730	405,432	415,429	411,832	413,198
Consumer credit card	731,471	747,783	757,618	750,412	738,130
Overdrafts	4,505	4,185	5,501	4,652	3,916
Total loans	13,528,526	13,524,970	13,253,789	13,006,890	12,859,112
Allowance for loan losses	(157,003)	(155,328)	(154,040)	(153,517)	(151,622)
Net loans	13,371,523	13,369,642	13,099,749	12,853,373	12,707,490
Loans held for sale	18,341	11,972	10,765	26,597	56,272
Investment securities:
U.S. government and federal agency obligations	910,821	913,474	811,524	726,469	698,374
Government-sponsored enterprise obligations	450,362	450,489	445,544	481,573	666,354
State and municipal obligations	1,771,674	1,783,103	1,784,407	1,747,794	1,763,849
Mortgage-backed securities	3,708,124	3,760,294	3,656,695	3,366,292	3,394,466
Asset-backed securities	2,335,344	2,359,644	2,417,367	2,340,783	2,377,708
Other marketable securities	326,398	332,643	333,236	334,747	337,572
Unrealized gain on investment securities	102,935	62,986	155,818	235,169	191,565
Total available for sale securities	9,605,658	9,662,633	9,604,591	9,232,827	9,429,888
Trading securities	21,062	25,165	21,717	18,433	20,540
Non-marketable securities	101,790	100,740	105,420	113,954	116,103
Total investment securities	9,728,510	9,788,538	9,731,728	9,365,214	9,566,531
Federal funds sold and short-term securities purchased under agreements to resell	13,115	9,887	8,336	13,054	11,916
Long-term securities purchased under agreements to resell	665,655	725,001	724,998	766,302	824,999
Interest earning deposits with banks	139,061	207,845	201,367	207,944	125,024
Other assets	1,106,528	1,139,402	1,153,982	1,151,549	1,113,214
Total assets	$25,042,733	$25,252,287	$24,930,925	$24,384,033	$24,405,446

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$7,065,849	$7,246,698	$7,307,407	$7,096,218	$6,885,889
Savings	831,038	795,695	773,304	778,663	787,478
Interest checking and money market	10,667,042	10,603,988	10,512,268	10,210,744	10,287,923
Time open & C.D.’s of less than $100,000	688,047	705,135	722,775	740,729	758,703
Time open & C.D.’s of $100,000 and over	1,510,001	1,671,125	1,333,764	1,435,001	1,635,892
Total deposits	20,761,977	21,022,641	20,649,518	20,261,355	20,355,885
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,363,031	1,356,316	1,284,916	1,163,728	1,211,892
Other borrowings	105,311	102,011	101,412	102,769	104,649
Total borrowings	1,468,342	1,458,327	1,386,328	1,266,497	1,316,541
Other liabilities	203,139	234,144	346,900	306,306	260,179
Total liabilities	22,433,458	22,715,112	22,382,746	21,834,158	21,932,605
Equity	2,609,275	2,537,175	2,548,179	2,549,875	2,472,841
Total liabilities and equity	$25,042,733	$25,252,287	$24,930,925	$24,384,033	$24,405,446

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
ASSETS:
Loans:
Business (1)	3.21%	3.02%	2.91%	2.87%	2.90%
Real estate — construction and land	4.30	3.85	3.64	3.48	3.46
Real estate — business	3.74	3.63	3.61	3.63	3.69
Real estate — personal	3.72	3.74	3.69	3.73	3.76
Consumer	3.94	3.89	3.85	3.91	3.80
Revolving home equity	3.84	3.64	3.50	3.56	3.59
Consumer credit card	11.90	11.66	11.38	11.56	11.54
Overdrafts	—	—	—	—	—
Total loans	4.06	3.92	3.85	3.86	3.86
Loans held for sale	5.75	6.64	5.77	5.00	4.95
Investment securities:
U.S. government and federal agency obligations	2.52	2.09	2.18	2.43	3.48
Government-sponsored enterprise obligations	1.59	1.58	1.54	2.24	3.03
State and municipal obligations (1)	3.61	3.65	3.57	3.60	3.60
Mortgage-backed securities	2.35	2.38	2.40	2.38	2.36
Asset-backed securities	1.72	1.63	1.52	1.48	1.45
Other marketable securities (1)	2.76	2.82	2.95	2.74	2.77
Total available for sale securities	2.42	2.38	2.36	2.39	2.51
Trading securities (1)	2.70	2.77	2.40	2.42	2.27
Non-marketable securities (1)	11.49	21.08	5.42	10.24	8.03
Total investment securities	2.52	2.58	2.39	2.49	2.58
Federal funds sold and short-term securities purchased under agreements to resell	1.13	.94	.72	.61	.64
Long-term securities purchased under agreements to resell	2.22	2.12	1.86	1.73	1.64
Interest earning deposits with banks	1.04	.77	.56	.51	.49
Total interest earning assets	3.37	3.30	3.17	3.22	3.25

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.12	.13	.12	.12	.11
Interest checking and money market	.15	.14	.13	.13	.13
Time open & C.D.’s of less than $100,000.39		.37	.37	.37	.38
Time open & C.D.’s of $100,000 and over	.75	.67	.60	.61	.58
Total interest bearing deposits	.23	.21	.19	.20	.20
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	.60	.46	.30	.25	.24
Other borrowings	3.47	3.53	3.54	3.51	3.49
Total borrowings	.81	.67	.54	.51	.50
Total interest bearing liabilities	.29%	.26%	.22%	.22%	.22%

Net yield on interest earning assets	3.19%	3.14%	3.03%	3.08%	3.11%
(1) Stated on a tax equivalent basis using a federal income tax rate of 35%.

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except per share data)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	June 30, 2017	June 30, 2016
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$157,832	$155,932	$154,532	$153,832	$152,132	$155,932	$151,532
Provision for losses	10,758	11,128	10,400	7,263	9,216	21,886	18,655
Net charge-offs (recoveries):
Commercial portfolio:
Business	318	97	268	(50)	(65)	415	398
Real estate — construction and land	(207)	(535)	(882)	(2,312)	(507)	(742)	(518)
Real estate — business	(10)	(39)	97	(106)	(1,030)	(49)	(1,272)
	101	(477)	(517)	(2,468)	(1,602)	(376)	(1,392)
Personal banking portfolio:
Consumer credit card	7,750	7,148	6,506	6,356	6,650	14,898	12,568
Consumer	2,642	2,096	2,427	2,240	1,781	4,738	4,380
Overdraft	292	435	379	434	307	727	526
Real estate — personal	(131)	19	(38)	(78)	305	(112)	110
Revolving home equity	104	7	243	79	75	111	163
	10,657	9,705	9,517	9,031	9,118	20,362	17,747
Total net loan charge-offs	10,758	9,228	9,000	6,563	7,516	19,986	16,355
Balance at end of period	$157,832	$157,832	$155,932	$154,532	$153,832	$157,832	$153,832

NET CHARGE-OFF RATIOS*
Commercial portfolio:
Business	.03%	.01%	.02%	—%	(.01)%	.02%	.02%
Real estate — construction and land	(.10)	(.26)	(.43)	(1.12)	(.26)	(.18)	(.14)
Real estate — business	—	(.01)	.02	(.02)	(.17)	—	(.11)
	—	(.02)	(.03)	(.12)	(.08)	(.01)	(.04)
Personal banking portfolio:
Consumer credit card	4.25	3.88	3.42	3.37	3.62	4.06	3.39
Consumer	.53	.43	.49	.46	.37	.48	.46
Overdraft	26.00	42.15	27.41	37.11	31.53	33.73	24.35
Real estate — personal	(.03)	—	(.01)	(.02)	.06	(.01)	.01
Revolving home equity	.10	.01	.23	.08	.07	.06	.08
	.83	.77	.74	.71	.74	.80	.71
Total	.32%	.28%	.27%	.20%	.24%	.30%	.26%

CREDIT QUALITY RATIOS
Non-performing assets to total loans	.10%	.11%	.11%	.13%	.20%
Non-performing assets to total assets	.06	.06	.06	.07	.11
Allowance for loan losses to total loans	1.16	1.16	1.16	1.17	1.18

NON-PERFORMING ASSETS
Non-accrual loans:
Business	$6,330	$7,935	$8,682	$8,758	$12,716
Real estate — construction and land	544	585	564	1,310	2,170
Real estate — business	1,833	1,764	1,634	1,920	5,236
Real estate — personal	3,504	3,368	3,403	3,634	4,293
Consumer	1,151	1,151	—	—	—
Revolving home equity	—	—	—	23	109
Total	13,362	14,803	14,283	15,645	24,524
Foreclosed real estate	515	387	366	950	1,609
Total non-performing assets	$13,877	$15,190	$14,649	$16,595	$26,133
Loans past due 90 days and still accruing interest	$14,630	$14,908	$16,396	$16,916	$15,892
*as a percentage of average loans (excluding loans held for sale)

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2017

For the quarter ended June 30, 2017, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $79.0 million, compared to $71.5 million in the previous quarter and $69.9 million in the same quarter last year. Earnings per share totaled $.75 this quarter, or an increase of 13.6% compared to the same period last year. Quarterly average loans increased slightly over the previous quarter, while average deposits decreased $260.7 million. Compared to the previous quarter, net interest income increased $4.5 million while non-interest income increased $6.0 million. Non-interest expense decreased $2.2 million this quarter but included expense of $2.3 million related to the contribution of appreciated securities to a related foundation, similar to a contribution made in the prior quarter. The provision for loan losses totaled $10.8 million, a decline of $370 thousand from the previous quarter, while net securities gains of $1.7 million mainly related to fair value adjustments on the securities contributed to the foundation, as noted above. The effective income tax rate totaled 29.6% this quarter compared to 25.8% in the prior quarter. The lower 1st quarter rate was mainly due to a change in accounting for equity-based compensation. For the current quarter, the return on total average assets was 1.26%, the return on average common equity was 12.5%, and the efficiency ratio was 60.2%.

Balance Sheet Review
During the 2nd quarter of 2017, average loans totaled $13.5 billion, up slightly over the prior quarter, and grew $631.5 million, or 4.9%, over the same period last year. Compared to the previous quarter, average business real estate and construction loans grew by $55.6 million and $34.5 million, respectively, while business loans declined by $79.2 million. Demand for business real estate loans continued in the 2nd quarter while additional advances on construction projects grew construction loan balances. The decline in business loans resulted mainly from several large loan pay-offs and a reduction in line of credit usage, especially from the Company’s agribusiness customers whose borrowings were down approximately $43 million. Consumer loans grew $22.9 million on growth from private banking, healthcare and automobile lending activities. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $54.7 million, compared to $33.0 million in the prior quarter.

During the 2nd quarter of 2017, total average available for sale investment securities decreased $57.0 million to $9.6 billion, at fair value. This small decline in investment securities was mainly the result of lower average balances of municipal, mortgage-backed and asset-backed securities. Purchases of securities this quarter totaled $191.7 million and were offset by sales, maturities and pay downs of $433.4 million. Current quarter purchases consisted mainly of mortgage and asset-backed securities. At June 30, 2017, the duration of the investment portfolio was 2.8 years, and maturities and pay downs of approximately $1.6 billion are expected to occur during the next 12 months.

Total average deposits decreased $260.7 million, or 5.0% (annualized), this quarter compared to the previous quarter. The decrease in average deposits resulted mainly from a decline in certificates of deposit (decrease of $178.2 million), business demand (decrease of $201.9 million), and government demand (decrease of $34.2 million) accounts, offset by growth in personal demand deposit, savings and interest checking (combined increase of $116.4 million) and money market (increase of $29.3 million) accounts. Compared to the previous quarter, total average commercial and private banking deposits decreased $218.7 million and $144.0 million, respectively, while consumer deposits grew $115.3 million. The average loans to deposits ratio was 65.3% in the current quarter and 64.4% in the prior quarter. Compared to the previous quarter, the Company’s average borrowings totaled $1.5 billion, a slight increase over the prior quarter’s balance.

Net Interest Income
Net interest income (tax equivalent) in the 2nd quarter of 2017 amounted to $190.9 million compared with $187.3 million in the previous quarter. Net interest income (tax equivalent) for the current quarter increased $11.3 million compared to the 2nd quarter of last year. During the current quarter, the net yield on earning assets (tax equivalent) was 3.19%, compared with 3.14% in the previous quarter and 3.11% in the same period last year. The increase in net interest income (tax equivalent) in the current quarter compared to the prior quarter was due mainly to higher interest income on loans, partly offset by lower investment securities interest and an increase in interest expense of $1.1 million.

Compared to the previous quarter, interest on loans (tax equivalent) increased $6.0 million, as a result of higher loan yields on virtually all loan products, especially variable rate commercial loans. Overall, the average yield on the loan portfolio increased this quarter to 4.06% compared to 3.92% in the previous quarter.

Interest on investment securities (tax equivalent) declined $1.4 million from the previous quarter, partly because the prior quarter included one-time interest payments of $2.7 million received on a private equity investment that did not re-occur this quarter. Also, the adjustment for premium amortization expense on changing prepayment speeds for mortgage-backed securities was not material this quarter. Total inflation income on treasury inflation-protected securities (TIPS) totaled $2.9 million in the current quarter and $1.9 million in the previous quarter. The yield on total investment securities was 2.52% in the current quarter compared to 2.58% in the prior quarter.

Interest expense on deposits increased $541 thousand this quarter compared with the previous quarter due mainly to higher rates on certificates of deposit (CD’s) and money market accounts, but offset by lower average CD balances. Borrowing costs increased $522 thousand this quarter mostly due to higher rates paid on customer repurchase agreements and overnight federal funds purchased. Overall rates paid on interest bearing liabilities increased 3 basis points to .29% this quarter.

Non-Interest Income
In the 2nd quarter of 2017, total non-interest income amounted to $123.1 million, an increase of $6.5 million, or 5.6%, compared to the same period last year. Also, current quarter non-interest income increased $6.0 million compared to the previous quarter. The increase in non-interest income over the same period last year was mainly due to growth in trust, deposit and loan fee income, coupled with gains on sales of branch properties and equipment leased by customers.

Total bank card fees in the current quarter decreased slightly from the same period last year but increased $1.8 million compared to the prior quarter. The decrease from the same period last year was mainly the result of a decline in merchant fees of $614 thousand offset by 3% growth in both debit and credit card fees. Commercial card fees increased slightly over the same period last year. Total

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2017

bank card fees this quarter were comprised of fees on corporate card ($21.9 million), debit card ($10.3 million), merchant ($6.3 million) and credit card ($6.5 million) transactions.

In the current quarter, trust fees increased $2.9 million, or 9.5%, over the same period last year, resulting mainly from growth in private client customer fee income. Compared to the same period last year, deposit account fees increased $1.5 million, or 7.2%, as a result of growth in deposit account, overdraft and corporate cash management fees.

During the 2nd quarter of 2017, loan fees and sales grew 28.0% over the same quarter in the previous year to $4.1 million, due to higher mortgage banking revenue related to the Company’s fixed rate residential mortgage sale program. Also, consumer brokerage fees increased $235 thousand, or 6.7%. Included in other non-interest income are fees from the sales of interest rate swaps, which declined $289 thousand this quarter, while fees from the sales of tax credits this quarter increased $521 thousand over the same period last year and totaled $721 thousand. This quarter, the Company sold branch properties for a combined gain of $860 thousand, and sales of equipment leased by customers resulted in a gain of $824 thousand at lease termination. Non-interest income comprised 40.2% of the Company’s total revenue this quarter.

Investment Securities Gains and Losses
The Company recorded net securities gains of $1.7 million this quarter, compared with net losses of $772 thousand last quarter and net losses of $744 thousand in the same period last year. Net gains in the current quarter resulted mainly from a gain of $2.2 million related to the Company’s contribution of appreciated securities mentioned above.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $184.6 million compared to $177.1 million in the same period last year, an increase of 4.2%. The increase was mainly due to higher costs for salaries and benefits and occupancy. Non-interest expense this quarter also included contribution expense of $2.3 million related to the donation of appreciated securities mentioned above. Exclusive of this amount, non-interest expense would have grown 3.0% over amounts recorded in the same period last year.

Compared to the 2nd quarter of last year, salaries and benefits expense increased $4.0 million, or 3.8%. Salaries expense grew by 4.5% mainly due to higher full-time salaries and incentive compensation costs. Benefits expense totaled $15.8 million, slightly higher than in the same period last year as increases in payroll taxes and 401(k) expense were offset by lower medical costs. Growth in total salaries expense compared to the previous year resulted mainly from increased staffing costs in commercial and consumer banking, commercial payments, residential mortgage, and information technology business units. Full-time equivalent employees totaled 4,805 and 4,779 at June 30, 2017 and 2016, respectively.

The increase in occupancy costs of 3.0% was mostly due to branch maintenance costs, while supplies and communication, marketing and equipment costs were well controlled. The donation of appreciated securities to a related foundation was similar to the donation made in the prior quarter and increased non-interest expense, but resulted in a pre-tax loss of $97 thousand (due to a related offsetting securities gain) and tax benefits of $873 thousand. The Company intends to repeat this strategy in subsequent quarters this year at similar amounts.

Income Taxes
The effective tax rate for the Company was 29.6% in the current quarter, 25.8% in the previous quarter, and 31.1% in the 2nd quarter of 2016. The lower effective tax rate and related tax expense in the prior quarter resulted from a change in the accounting rules for equity-based compensation effective January 1, 2017, which lowered tax expense in the previous quarter by approximately $4.5 million. These tax benefits are expected to be seasonally higher in the 1st quarter of each year when the majority of the Company’s equity compensation vests.

Credit Quality
Net loan charge-offs in the 2nd quarter of 2017 amounted to $10.8 million, compared to $9.2 million in the prior quarter and $7.5 million in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .32% in the current quarter compared to .28% in the previous quarter and .24% in the 2nd quarter of last year. During the 2nd quarter of 2017, the Company recorded net charge-offs on commercial loans of $101 thousand, compared to net recoveries of $477 thousand in the prior quarter. Net loan charge-offs on personal banking loans totaled $10.7 million in the current quarter and $9.7 million in the previous quarter.

In the 2nd quarter of 2017, annualized net loan charge-offs on average consumer credit card loans were 4.25%, compared with 3.88% in the previous quarter and 3.62% in the same period last year. Consumer loan net charge-offs were .53% of average consumer loans in the current quarter, .43% in the prior quarter and .37% in the same quarter last year. This quarter, the provision for loan losses matched net loan charge-offs, and at June 30, 2017, the allowance totaled $157.8 million, or 1.16% of total loans.

At June 30, 2017, total non-performing assets amounted to $13.9 million, a decrease of $1.3 million from the previous quarter. Non-performing assets are comprised of non-accrual loans and foreclosed real estate ($13.4 million and $515 thousand, respectively, at June 30, 2017). At June 30, 2017, the balance of non-accrual loans, which represented .10% of loans outstanding, included business loans of $6.3 million, business real estate loans of $1.8 million, personal real estate loans of $3.5 million and consumer loans of $1.2 million. Loans more than 90 days past due and still accruing interest totaled $14.6 million at June 30, 2017.

Other
During the 2nd quarter of 2017, the Company paid a cash dividend of $.225 per common share and also paid a cash dividend of $2.3 million on its preferred stock. The Company purchased 61,611 shares of treasury stock during the current quarter at an average price of $54.27.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.